SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:           Clipper Funds Trust
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Address of Principal Business Office (No. & Street, City, State, Zip Code):

       9601 Wilshire Boulevard, Suite 800, Beverly Hills, California 90210
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Telephone Number (including area code):      (800) 776-5033
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Name and address of agent for service of process:

James H. Gipson, 9601 Wilshire Boulevard, Suite 800, Beverly Hills, California 90210
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Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
                                        YES |X| NO |_|

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this Notification of Registration to be duly signed on its behalf in the City of Beverly Hills and State of California on the 22nd day of April, 2005.

                                           CLIPPER FUNDS TRUST


                                           By:          /s/ James H. Gipson
                                                --------------------------------
                                           Name:        James H. Gipson
                                           Its:         President


ATTEST:

By:           /s/ Michael Kromm
    --------------------------------
Name:         Michael Kromm
Its:          Treasurer